UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2020

PotlatchDeltic Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. First Avenue, Suite 1600, Spokane, Washington		99201
(Address of Principal Executive Offices)		(Zip Code)

(509) 835-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PCH	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On October 16, 2020, PotlatchDeltic Corporation (the "Company") closed its previously disclosed purchase of a group annuity contract (the “Contract”) from New York Life Insurance Company (“NY Life”). The purchase was made pursuant to the terms of the purchase agreement, dated February 28, 2020, by and between the Company and NY Life.  Pursuant to the Contract, the Company transferred to NY Life approximately $100 million of future benefit obligations and annuity administration for certain retirees or their beneficiaries in payout status as of March 6, 2020, who participate in the Company’s pension plans. Under the Contract, NY Life agreed to irrevocably make the annuity payments due thereunder and not seek to cancel or rescind the Contract. NY Life commenced benefit payments to these retirees on May 1, 2020. The Contract is deemed effective as of March 6, 2020, which is the date on which the Company paid the total premium amount to NY Life. The Contract will terminate on the date that no further annuity payments are due thereunder.

The foregoing description of the Contract does not purport to be complete and is qualified in its entirety by the provisions of the Contract, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

10.1	Group annuity contract, effective March 6, 2020, between NY Life Insurance Company and PotlatchDeltic Corporation
104	Cover Page interactive data file (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PotlatchDeltic Corporation

Date: October 16, 2020	By:	/s/ Michele Tyler
Michele Tyler
Vice President, General Counsel and Corporate Secretary

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